Exhibit 99.1

Accelrys Strengthens Leadership Position in Laboratory Informatics Market

Acquisition of systems integrator Vialis brings expertise in delivering paperless laboratory solutions

SAN DIEGO, Jan. 14, 2013 — Accelrys, Inc. (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, is solidifying its market leadership in the laboratory informatics space with the acquisition of its long-time partner Vialis AG, a leading systems integrator based in Liestal, Switzerland serving the pharmaceutical, biotechnology, chemicals, and agro-science industries. Vialis’ deep experience implementing and supporting paperless laboratory solutions further strengthens Accelrys’ position in the laboratory informatics software market and expands the company’s capabilities in the downstream analytical development, quality control, and quality assurance and manufacturing areas.

Under terms of the deal, Accelrys has purchased all of Vialis’ outstanding stock for approximately $5 million in cash. The acquisition includes potential for additional incentive consideration of up to approximately $5 million in cash, contingent upon meeting specified growth objectives over the next three years. “With demonstrated success in improving laboratory operations by integrating core software systems critical to improving innovation—including electronic laboratory notebooks, laboratory execution systems, and laboratory information management systems—Vialis brings key domain and delivery expertise to Accelrys, and we welcome them to our team,” said Accelrys President and CEO Max Carnecchia. “This acquisition is a natural complement to our two most recent software acquisitions of Velquest and Aegis Corp., furthering our strategy to deliver software solutions that optimize the laboratory-to-commercialization value chain.”

In addition to its systems integration services, Vialis’ business process consultancy delivers process improvements in lab data management. Employing a proprietary approach to analyzing existing lab processes, Vialis’ business process consultancy services help customers optimize efficiency, enhance quality by design efforts, increase compliance, maximize knowledge reuse and reduce cycle times.

The entire Vialis team is joining Accelrys. The team will be primarily focused on the recently announced Accelrys Process Management and Compliance Suite, which is designed specifically to enhance product and process insight, facilitate collaboration and streamline product development from research through late-stage quality control and manufacturing. The suite includes the Accelrys Electronic Laboratory Notebook, Accelrys Laboratory Execution System, Accelrys Electronic Batch Records, Accelrys Enterprise Platform and the Accelrys Discoverant solution recently acquired from Aegis.

“As a long-standing partner, we share Accelrys’ vision of transforming the innovation lifecycle by delivering paperless laboratory solutions that enhance our customers’ abilities to meet the operational challenges that are slowing scientific innovation,” said Vialis CEO Ulf Fuchslueger, PhD. “Importantly, we share closely aligned go-to-market approaches and we believe this transition will bring significant leverage to our customers and partners.”

About Accelrys, Inc.

Accelrys, Inc. (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad and flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise laboratory management, workflow and automation, and data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from laboratory to market.

Accelrys solutions are used by more than 1,300 companies in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, California, USA, Accelrys employs more than 200 full-time PhD scientists. For more information about Accelrys, visit www.accelrys.com.